Contact: Community Central Bank Corp. – Ray Colonius - P: (586) 783-4500

COMMUNITY CENTRAL BANK CORPORATION CONFIRMS
APPOINTMENT OF INTERIM CEO AND CONTINUING CONCERN
FOR MISSING CEO

For Immediate Release

MOUNT CLEMENS, Mich., September 27, 2010 -- Community Central Bank Corporation (Nasdaq:CCBD), the holding company for Community Central Bank, reiterated its earlier announcement that Ray Colonius was appointed interim CEO of the Corporation and the Bank in light of the unexplained absence of its current CEO, Dave Widlak.  Ray Colonius also continues to serve as CFO of the Corporation and the Bank.

Ray Colonius stated, “Dave Widlak has not been fired.  Mr. Widlak remains missing and we are all very concerned for his safety.  Our thoughts and prayers are with Dave and his family.”

Depositors of the bank can continue to access their money and accounts remain insured up to $250,000 by the Federal Deposit Insurance Corporation.  Community Central Bank participates in the FDIC’s Transactional Account Guarantee Program, which guarantees all noninterest-bearing transaction accounts for the entire amount of the account.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.